SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                    Filed Pursuant to Section 13 or 15(d) of

                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): OCTOBER 22, 1997

                               NFO WORLDWIDE, INC.
                               -------------------
           (On October 14, 1997, the registrant changed its name from
                   NFO Research, Inc. to NFO Worldwide, Inc.)
             (Exact name of registrant as specified in its charter)

        Delaware                         0-21460                 06-1327424
----------------------------   ------------------------\   ---------------------
(State or other jurisdiction   (Commission File Number)   (IRS Employer
of Incorporation)                                         Identification Number)

                                2 Pickwick Plaza
                               Greenwich, CT 06830

       Registrant's telephone number, including area code: (203) 629-8888

                               NFO WORLDWIDE, INC.

                                      INDEX

                                                                           Page
                                                                          Number
                                                                          ------

ITEM 5 - OTHER EVENTS..........................................................3

ITEM 7 - FINANCIAL STATEMENTS

     Supplemental Selected Financial Data......................................4

     Supplemental Management's Discussion and
        Analysis of Financial Condition and
        Results of Operations..................................................5

     Report of Independent Public Accountants.................................10

     Report of the Auditors to the Shareholders
        of The MBL Group plc..................................................11

     Supplemental Consolidated Balance Sheets.................................12

     Supplemental Consolidated Income Statements..............................13

     Supplemental Consolidated Statements
        Of Stockholders' Equity...............................................14

     Supplemental Consolidated Statements of Cash Flows.......................15

     Notes to Supplemental Consolidated Financial Statements..................16

     Supplemental Condensed Quarterly Consolidated
        Balance Sheets (Unaudited)............................................31

     Supplemental Condensed Quarterly Consolidated
        Statements Of Income (Unaudited)......................................32

     Supplemental Condensed Quarterly Consolidated
        Statements Of Cash Flows (Unaudited)..................................33

     Supplemental Condensed Quarterly Consolidated
        Statement Of Stockholders' Equity (Unaudited).........................36

                               NFO WORLDWIDE, INC.
                                      INDEX
                                   (Continued)

                                                                           Page
                                                                          Number
                                                                          ------

     Notes to Supplemental Condensed Quarterly Consolidated Financial
        Statements (Unaudited)................................................37

     Supplemental Quarterly Management's Discussion And
        Analysis Of Financial Condition And Results Of Operations.............39

SIGNATURE.....................................................................40

EXHIBITS

     Exhibit 23.1 -      Consent of Arthur Andersen LLP.......................43

     Exhibit 23.2 -      Consent of Soteriou Banerji,
                         Chartered Accountants................................44

                               NFO Worldwide, Inc.

Item 5.  Other Events

   On July 11, 1997, NFO Worldwide, Inc. (the "Company" or "NFO") acquired 100 percent of the outstanding stock of The MBL Group plc ("MBL"), a company incorporated under the laws of England and Wales, from John and Mary Goodyear. MBL is a leading international market research firm with 27 offices in 15 countries throughout Europe, the Middle East, and Asia. The acquisition was effected through the issuance of 2,046,363 shares (adjusted for 3 for 2 stock split effective October 15, 1997) of NFO Common Stock. This transaction has been accounted for as a pooling of interests.

   In Item 7 attached herein, the Company has filed supplemental 1996 Form 10-K financial information (5 year Income Summary, Management's Discussion and Analysis of Financial Condition and Results of Operations, Consolidated Balance Sheets, Income Statements, Statements of Stockholders' Equity and Cash Flows and Notes to Consolidated Financial Statements) combining NFO and MBL.

                               NFO WORLDWIDE, INC.

Item 7.  Financial Statements

Supplemental Selected Financial Data
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     Years Ended December 31,
                                         1996       1995       1994       1993       1992
                                       --------   --------   --------   --------   --------
Income Statement Data(3)

Revenues                               $154,943   $113,095   $ 90,435   $ 76,738   $ 70,231

Operating Income                         21,377     16,469     13,123     10,295      8,208

Net Income                               10,616      9,159      7,671      4,992      3,030

Earnings per Share(1)                  $   0.51   $   0.48   $   0.41

Pro Forma Earnings per Share(2)                                         $   0.29   $   0.21


Balance Sheet Data(3)

Working Capital                        $ 19,650   $ 15,681   $  7,918   $  7,028   $  1,434

Total Assets                            125,443     86,781     75,465     60,438     58,463

Total Debt                                5,300      2,664      4,656      6,359     25,104

(1) Adjusted to reflect 3 for 2 stock splits effected on April 5, 1994, February 5, 1996, and October 15, 1997.
(2) Adjusted to reflect the above stock splits, and assumes the Common Stock issued in connection with the Company's initial public offering in April 1993 was outstanding for the entire period.
(3) For discussion of acquisitions, see Footnote 18 to the Consolidated Financial Statements.

                               NFO WORLDWIDE, INC.

Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations

Background

The Company and its subsidiaries (hereinafter collectively referred to as "NFO") are leading providers of custom and syndicated marketing information services to some of the largest companies both in the United Sates and internationally using, among other things, a proprietary panel (the "NFO Panel") of pre-recruited consumer households.

Results of Operations

The following table sets forth for the periods indicated certain income statement data for the Company.

                                                                                    Percentage Increase
                                                       Supplemental                      (Decrease)
                                                     Income Statements                 1996      1995
                                                  Years Ended December 31,             Over      Over
                                               1996         1995         1994          1995      1994
                                             ---------    ---------    ---------     --------  --------
                                            (in thousands, except per share data)

Revenues                                     $ 154,943    $ 113,095    $  90,435     37.0%     25.1%

Cost of Revenues                                66,693       48,431       37,367     37.7      29.6

Selling, General & Administrative Expenses      61,591       44,167       36,391     39.5      21.4

Amortization Expense                             2,926        2,203        2,071     32.8       6.4

Depreciation Expense                             2,356        1,825        1,483     29.1      23.1
                                             ---------    ---------    ---------     ----      ----

Operating Income                                21,377       16,469       13,123     29.8      25.5

Interest Expense, Net                               38         (142)          31    (126.8)   (558.1)

Other Expenses                                     (17)        --            258     --        --

Equity Interest in Net Loss (Income) of
     Affiliated Companies                          335         (186)        (118)   (280.1)    57.6
                                             ---------    ---------    ---------     ----      ----

Income Before Income Taxes and
   Minority Interest                            21,021       16,797       12,952     25.1      29.7

Provision for Income Taxes                       8,983        6,172        4,299     45.5      43.6
                                             ---------    ---------    ---------     ----      ----
Net Income Before Minority Interest             12,038       10,625        8,653     13.3      22.8

Minority Interest                                1,422        1,466          982     (3.0)     49.3
                                             ---------    ---------    ---------     ----      ----

Net Income                                   $  10,616    $   9,159    $   7,671     15.9%     19.4%
                                             ---------    ---------    ---------     ----      ----

Weighted Average Shares Outstanding(1)          20,862       19,179       18,860      8.8%      1.7%
                                             ---------    ---------    ---------     ----      ----

Earnings per Share(1)                        $     .51    $     .48    $     .41      6.3%     17.1%
                                             ---------    ---------    ---------     ----      ----

(1) Adjusted to reflect 3 for 2 stock splits effected on April 5, 1994, February 5, 1996, and October 15, 1997.

Special Note Regarding Forward-Looking Statements

As certain of the statements made in this report are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995), they involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, clients' timing of new product introductions and reformulations, clients' marketing budgets, industry and economic conditions, changes in management or ownership of a client, the effect of the Company's competition on client purchasing decisions, the strategic decisions of the Company's management team, the extent to which the Company is successful in developing and marketing its interactive market research techniques and other factors referenced in this report. In addition, the success of the Company's European expansion efforts is dependent in part upon a productive joint venture relationship and upon the successful application of NFO's methodologies to different business and consumer environments.

                               NFO WORLDWIDE, INC.

Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

Acquisitions

   On January 3, 1996, the Company acquired Migliara/Kaplan & Associates, Inc. ("M/K"), Chesapeake Surveys, Inc. ("CSI"), and Plog Research, Inc. ("Plog"). M/K is one of the nation's leading full-service health care marketing information companies with offices in Baltimore, MD and Princeton, NJ. CSI provides data collection and survey services, such as focus groups and random telephone interviews. Plog is the nation's leading travel industry marketing research organization. On August 15, 1996, the Company acquired The SPECTREM Group, Inc. ("Spectrem"). Spectrem provides niche consulting and acquisition and divestiture advisory services in the trust and investment products sectors. These acquisitions were accounted for using the purchase method.

   On April 1, 1997, the Company acquired 100 percent of the stock of Prognostics, a leading provider of survey-based quantitative customer satisfaction research to information technology companies worldwide. The Company issued 2,589,720 (adjusted for 3 for 2 stock split effective October 15, 1997) shares of NFO Common Stock. The acquisition was accounted for as a pooling of interests.

   On July 11, 1997, the Company acquired The MBL Group plc ("MBL"), a leading international market research firm with 27 offices in 15 countries throughout the UK, the Middle East, and Asia. The Company issued 2,046,363 (adjusted for 3 for 2 stock split effective October 15, 1997) shares of NFO Common Stock. The acquisition was accounted for as a pooling of interests. The accompanying supplemental consolidated financial statements reflect the combined results of NFO, Prognostics, and MBL for all periods presented. The Company also entered into agreements with minority shareholder employees of the various MBL operating subsidiaries to repurchase a portion of the minority shares during 1997 and the remainder in three years. The purchase of the minority interests in MBL's subsidiaries will be accounted for using the purchase method.

1996 Compared to 1995

   The Company's revenues increased 37 percent to $154.9 million from $113.1 million the previous year. The acquisitions of M/K, CSI, and Plog in January 1996, and Spectrem in August 1996 contributed $28 million to this increase. Revenues in the Company's remaining businesses increased by 12 percent, led by strong showings in its financial services, packaged goods sectors, and the Company's international businesses.

   Costs of revenues increased 38 percent to $66.7 million from $48.4 million a year ago. The increase was primarily the result of the first time inclusion of M/K, CSI, Plog and Spectrem ($12.5 million), while remaining costs of revenues increased $5.8 million, or 9.5 percent which is in line with revenue increases.

   Selling, general and administrative expenses increased 40 percent to $61.6 million from $44.2 million in the previous year. The first time inclusion of M/K, CSI, Plog and Spectrem accounted for $9.6 million, while other principal contributing factors included increased staffing caused by increased business activity in both the U.S., Europe, and Asia Pacific, development of the Company's new online interactive research capabilities, and inflationary increases.

   Operating income in 1996 increased 30 percent to $21.4 million from $16.5 million in the previous year. This increase is primarily the result of the items discussed above. Operating margins for 1996 were 13.8 percent compared to 14.6 percent a year ago. The decrease in operating margins reflects the Company's investment in interactive research capabilities and expansion of its business activity worldwide.

   Income tax expense reflects the Company's combined U.S. Federal and State statutory tax rate of approximately 39 percent, plus the effects of non-deductible expenses (primarily goodwill) and taxes on the Company's international subsidiaries. The increase in the effective tax rate from 36.7 percent to 42.7 percent was largely due to the effect of the acquisitions mentioned above and a higher effective tax rate for the Company's international operations.

   The result of the items discussed above is that net income increased 15.9 percent to $10.6 million from $9.2 million in the previous year. Earnings per share increased to $.51 from $.48 a year ago. The increase in earnings per share was primarily due to increased earnings and occurred in spite of a greater number of outstanding shares caused primarily by the issuance of additional shares in connection with the recent acquisitions. The earnings per share have been adjusted for the stock splits effected on February 5, 1996 and October 15, 1997.

                               NFO WORLDWIDE, INC.

Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

1995 Compared to 1994

   The Company's revenues increased 25 percent to $113.1 million from $90.4 million the previous year. All of the Company's domestic business units grew at double-digit rates for the year. The Company's telecommunications business unit, as well as its financial services, HealthMed, and packaged goods businesses experienced strong growth in 1995.

   Costs of revenues increased 30 percent to $48.4 million from $37.4 million a year ago. The increase was primarily due to the overall increase in business volume, a slight change in product mix, and an increase in postal rates. Postal rates increased January 1, 1995 and the Company passed through, without its normal markup, any incremental postage charges on projects performed in the first quarter of 1995 that were sold prior to January 1, 1995.

   Selling, general and administrative expenses for 1995 increased 21 percent to $44.2 million from $36.4 million in 1994. The principal contributing factors were the first-time inclusion of Advanced Marketing Solutions Corp. ("AMS"), acquired in December 1994 ($.7 million), increases at PSI related to the opening of a new office in London, England and the expansion of its existing offices in Tampa, Florida, new product development ($.5 million), increases at MBL related to the opening of offices in China, Malaysia, and Vietnam in 1994, as well as the expansion of existing offices in the UK, Thailand, the Philippines, and Hong Kong ($3.5 million), increases in marketing expenses and product development costs of $.7 million and general inflationary increases.

   Operating income in 1995 increased 26 percent to $16.5 million from $13.1 million in the prior year. This increase was primarily the result of the items discussed above. Operating margins increased by .1 percent to 14.6 from 14.5 percent in 1994. Minority interest in earnings increased by $.5 million to $1.5 million in 1995 from $1.0 million in 1994. This minority interests increase is due to the increased earnings of the applicable MBL subsidiaries.

   The result of the items discussed above is that net income increased 19 percent to $9.2 million from $7.7 million in the prior year. Earnings per share increased 17.1 percent to $.48 from $.41 a year ago. The earnings per share amounts have been adjusted for the stock splits effected on April 5, 1994, February 5, 1996 and October 15, 1997. Liquidity and Capital Resources

    Working capital as of December 31, 1996 was $19.7 million, an increase of $4.0 million from December 31, 1995. The primary reason for the change in working capital was an increase in accounts receivable partially offset by an increase in accrued expenses and customer billings in excess of revenues earned.

   The Company has a credit facility (the "Credit Facility") with three major U.S. banks. The Credit Facility provides NFO with a credit availability of $45 million which declines to $35 million and $25 million on December 29, 1997 and 1998, respectively. The Company may borrow under this facility at rates based on specific margins above the Eurodollar base rate, the Federal Fund Rate or the Prime Rate, at the Company's option. At December 31, 1996, the Company had loans outstanding of $4 million under the Credit Facility.

   The Credit Facility includes covenants which require the Company to maintain certain ratios and net worth levels and place certain restrictions on investments, sales of assets, issuance of new debt, payment of dividends, incurring of liens and the guarantee of obligations of third parties. The Company believes that none of these restrictions will have a significant impact on its business or operations as presently contemplated.

   During the year, the Company made capital expenditures of approximately $4.5 million. Capital expenditures in 1997 are expected to be substantially higher than this level due to the planned expansion of the Company's operations capacity.

   The Company anticipates that existing cash, together with internally generated funds and its credit and stock availabilities, will provide the Company with the resources that are needed to satisfy potential acquisitions, capital expenditures, and the Company's growing working capital requirements in fiscal 1997 and subsequent years. The timing and magnitude of future acquisitions will be the single most important factor in determining the Company's long-term capital needs. Inflation

   Inflation has historically had only a minor effect on the Company's results of operations and its internal and external sources of liquidity and working capital because the Company has generally been able to increase prices to reflect cost increases resulting from inflation.

                               NFO WORLDWIDE, INC.

Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

Seasonality

   The Company's business activity has traditionally reflected a modest seasonality factor with slightly higher revenues in the Company's fourth quarter. This seasonality reflects increased research spending in the fourth quarter by clients seeking to complete research studies prior to the holiday season and the close of their fiscal year. Also, the Company generally initiates several large-scale annual projects and tracking programs during the fourth quarter of each year.

   Over the past two years, the fourth quarter has represented 29 percent of the Company's annual revenues. Each of the remaining three quarters ranged between 22 percent and 25 percent of the annual total.

Future Required Accounting Changes

   In February 1997, the Financial Accounting Standards Board issued Statement of Financial Account Standards No. 128, Earnings per Share (SFAS No. 128). This statement introduces new methods for calculating earnings per share. The adoption of this standard will not impact results from operations, financial condition, or long-term liquidity, but will require the Company to restate earnings per share reported in prior periods to conform with this statement. The Company is required to adopt the new standard for periods ending after December 15, 1997. The Company believes that the adoption of this standard will result in higher earnings per share when comparing the current primary and fully diluted earnings per share calculations to the calculations of basic and diluted earnings per share by FAS No. 128.

   On June 10, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS No. 130). This statement establishes standards for reporting and display of comprehensive income and its components in financial statements. The adoption of this standard will not impact results from operations, financial condition, or long-term liquidity, but will require the Company to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately in the equity section of the balance sheet. The Company is required to adopt the new standard for periods beginning after December 15, 1997.

                               NFO WORLDWIDE, INC.

Stock Information

   The Company's Common Stock has traded on the Nasdaq National Market tier of the Nasdaq Stock Market since its initial public offering was completed in April, 1993. The Company's stock symbol is "NFOR."

   The Company did not declare or pay any cash dividends during 1996, 1995 or 1994 except cash dividends paid to the stockholders of MBL prior to the merger. The following table sets forth, for the periods indicated, its high and low sales prices per share as reported on the Nasdaq.

   The stock prices have been adjusted to give retroactive effect to 3 for 2 stock splits effected on February 5, 1996 and October 15, 1997.

                                              Sales Price
                                            High       Low
                                           ------     ------

Calendar Year 1996
  First Quarter                            $17.00     $11.67
  Second Quarter                            16.83      13.17
  Third Quarter                             16.17      14.17
  Fourth Quarter                            16.17      14.33
Calendar Year 1995
  First Quarter                            $ 8.67     $ 6.33
  Second Quarter                             9.22       7.78
  Third Quarter                             10.45       8.67
  Fourth Quarter                            11.78       9.55

                               NFO WORLDWIDE, INC.

Report of Independent Public Accountants

To the Board of Directors and Stockholders of NFO Worldwide, Inc.:

We have audited the accompanying supplemental consolidated balance sheets of NFO Worldwide, Inc. (a Delaware Corporation) and subsidiaries as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. The supplemental consolidated statements give retroactive effect to the merger with The MBL Group plc on July 11, 1997, which has been accounted for as a pooling of interests as described in Note 2. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We did not audit the financial statements of The MBL Group plc, included in the supplemental consolidated financial statements of NFO Worldwide, Inc., which statements reflect total assets and total revenues of 15 percent and 25 percent, respectively, in 1996, total assets and total revenues of 19 percent and 31 percent, respectively, in 1995, and total revenues of 28 percent in 1994, of the related supplemental consolidated totals, after adjustment to reflect translation into U.S. dollars and generally accepted accounting principles in the United States. The financial statements of The MBL Group plc, prior to those adjustments, were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for The MBL Group plc, is based solely upon the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the supplemental consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplemental consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall supplemental consolidated financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of NFO Worldwide, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, after giving retroactive effect to the merger with The MBL Group plc as described in Note 2, all in conformity with generally accepted accounting principles.


/s/ ARTHUR ANDERSEN LLP

New York, New York
August 4, 1997.

                               NFO WORLDWIDE, INC.

Report Of The Auditors To The Shareholders Of The MBL Group plc

We have audited the financial statements of The MBL Group plc as of December 31, 1996 and 1995 and for each of the years ended December 31, 1996, 1995, and 1994, which have been prepared under historical cost convention and generally accepted accounting principles applicable in the United Kingdom.

Respective Responsibilities of Directors and Auditors

The Company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of Opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board which are substantially the same as those followed in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion, the financial statements give a true and fair view of the state of affairs of the company and of the group as of December 31, 1996 and 1995, and of the group's profit and cash flows for each of the years ended December 31, 1996, 1995, and 1994 and have been properly prepared in accordance with generally accepted accounting principles in the United Kingdom.


/s/ SOTERIOU BANERJI

Soteriou Banerji
Registered Auditors and Chartered Accountants
253 Gray's Inn Road
London, WC1X 8QT
Dated August 4, 1997

                               NFO WORLDWIDE, INC.

Supplemental Consolidated Balance Sheets

AS OF DECEMBER 31, 1996 AND 1995

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                1996           1995
                                                                              ---------      ---------
Assets
Current Assets
  Cash and Cash Equivalents                                                   $   9,579      $  10,530
  Receivables:
    Trade, Less Allowance for Doubtful Accounts
     of $447 and $247 in 1996 and 1995, respectively                             37,231         24,587
    Unbilled Receivables                                                          3,963          3,188
  Prepaid Expenses and Other Current Assets (Note 8)                              6,487          4,554
                                                                              ---------      ---------
    Total Current Assets                                                         57,260         42,859
                                                                              ---------      ---------
Property and Equipment, Net (Note 3)                                             12,966         10,156
                                                                              ---------      ---------
Customer Lists, Goodwill and Other Intangible Assets, Net (Notes 2 and 4)        50,192         27,364
                                                                              ---------      ---------
Other Assets
  Deferred Income Taxes (Note 8)                                                  1,498          4,137
  Other (Note 19)                                                                 3,527          2,265
                                                                              ---------      ---------
    Total Other Assets                                                            5,025          6,402
                                                                              ---------      ---------
Total Assets (Note 5)                                                         $ 125,443      $  86,781
                                                                              =========      =========
Liabilities and Stockholders' Equity

Current Liabilities
  Current Maturities of Long-Term Debt (Note 5)                               $     459      $     643
  Accounts Payable                                                                5,164          3,691
  Accrued Liabilities (Note 6)                                                   18,761         12,477
  Customer Billings in Excess of Revenues Earned                                 13,226         10,367
                                                                              ---------      ---------
    Total Current Liabilities                                                    37,610         27,178
                                                                              ---------      ---------

Long-Term Liabilities
  Long-Term Debt, Less Current Portion (Note 5)                                   4,841          2,021
  Accrued Pension, Postretirement Benefits and Other (Notes 9 and 10)             4,718          3,429
                                                                              ---------      ---------
    Total Long-Term Liabilities                                                   9,559          5,450
                                                                              ---------      ---------
    Total Liabilities                                                            47,169         32,628
                                                                              ---------      ---------

Commitments and Contingencies (Notes 7, 16, 18, and 19)

Minority Interest                                                                 3,877          2,927

Stockholders' Equity (Note 11)
  Serial Preferred Stock, Par Value $.01 per Share;
    5,000 Shares Authorized; None Issued
  Common Stock, Par Value $.01 per Share; 60,000 shares
    authorized; 20,055 and 18,777 shares issued and
    outstanding at December 31, 1996 and 1995, respectively                         134             94
  Additional Paid-In Capital                                                     40,662         27,343
  Retained Earnings                                                              33,540         24,374
  Additional Minimum Liability, Net of Income Taxes (Note 9)                       (323)          (669)
  Foreign Currency Translation Adjustment                                           384             84
                                                                              ---------      ---------
    Total Stockholders' Equity                                                   74,397         51,226
                                                                              ---------      ---------
Total Liabilities and Stockholders' Equity                                    $ 125,443      $  86,781
                                                                              =========      =========

See notes to supplemental consolidated financial statements.

                               NFO WORLDWIDE, INC.

Supplemental Consolidated Income Statements
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   1996           1995           1994
                                                                 ---------      ---------      ---------
Revenues (Notes 2 and 15)                                        $ 154,943      $ 113,095      $  90,435
Costs and Expenses
  Cost of Revenues                                                  66,693         48,431         37,367
  Selling, General and Administrative                               61,591         44,167         36,391
  Amortization of Intangible Assets                                  2,926          2,203          2,071
  Depreciation                                                       2,356          1,825          1,483
                                                                 ---------      ---------      ---------
Operating Income                                                    21,377         16,469         13,123
Interest Expense (Income), Net (Note 12)                                38           (142)            31
Other (Income) Expenses (Note 4)                                       (17)          --              258
Equity Interest in Net Loss (Income) of Affiliated Companies
  (Note 19)                                                           335           (186)          (118)
                                                                 ---------      ---------      ---------
Income Before Income Taxes and Minority Interest                    21,021         16,797         12,952
Provision for Income Taxes (Note 8)                                  8,983          6,172          4,299
                                                                 ---------      ---------      ---------
Net Income Before Minority Interest                                 12,038         10,625          8,653
Minority Interest                                                    1,422          1,466            982
                                                                 ---------      ---------      ---------
Net Income                                                       $  10,616      $   9,159      $   7,671
                                                                 =========      =========      =========
Earnings per Share (Note 13)                                     $     .51      $     .48      $     .41
                                                                 =========      =========      =========

See notes to supplemental consolidated financial statements.

                               NFO WORLDWIDE, INC.

Supplemental Consolidated Statements of Stockholders' Equity
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
(IN THOUSANDS)

                                                                                                           Foreign
                                                                    Additional              Additional     Currency      Total
                                                 Common    Common    Paid-In     Retained    Minimum     Translation  Stockholders'
                                                 Shares     Stock    Capital     Earnings   Liability    Adjustment      Equity
                                                 ------    -------   -------      -------    -------       -------      -------
Balance at December 31, 1993,
   as previously reported                        14,955      $50     $23,233      $5,947      $(511)          $--       $28,719

   Acquisition of MBL,
     Accounted for as a Pooling of Interests
       (Note 18)                                  2,046       14         137       1,597                      (35)        1,713
                                                 ------    -------   -------      -------    -------       -------      -------

Balance at December 31, 1993, as restated        17,001      $64     $23,370      $7,544      $(511)         $(35)      $30,432
   Acquisition (Note 18)                            402        1       2,400                                              2,401

   Stock Split (Note 11)                                      21         (21)

   Other Issuances                                   69                  324                                                324

   Issuance of Prognostics Shares in
     Exchange for Non-Recourse Notes
       (Note 11)                                    900        6          (6)

   Reduction of Additional Minimum Liability,
     Net of Income Taxes (Note 9)                                                               178                         178

   Translation Adjustments                                                                                    174           174

   Net Income                                                                      7,671                                  7,671
                                                 ------    -------   -------      -------    -------       -------      -------

Balance at December 31, 1994                     18,372      $92     $26,067     $15,215      $(333)         $139       $41,180

   Acquisition (Note 18)                             41                  361                                                361

   Other Issuances                                  130        1         916                                                917

   Issuance of Prognostics Shares in
     Exchange for Non-Recourse Notes
       (Note 11)                                    234        1          (1)

   Accrual of Additional Minimum Liability,
      Net of Income Taxes (Note 9)                                                             (336)                       (336)

   Translation Adjustments                                                                                    (55)          (55)

   Net Income                                                                      9,159                                  9,159
                                                 ------    -------   -------      -------    -------       -------      -------

Balance at December 31, 1995                     18,777      $94     $27,343     $24,374      $(669)          $84       $51,226

   Acquisitions (Note 18)                         1,128        8      12,077                                             12,085

   Stock Split (Note 11)                                      31         (31)

   Other Issuances                                  117        1       1,132                                              1,133

   Reduction of Additional Minimum Liability,
     Net of Income Taxes (Note 9)                                                               346                         346

   Conversion of Note Payable (Notes 5 and 18)       33                  141                                                141

   Translation Adjustments                                                                                    300           300

   Dividends to Former Stockholders of the MBL
      Group Prior to Merger (Note 11)                                             (1,450)                                (1,450)

   Net Income                                                                     10,616                                 10,616
                                                 ------    -------   -------      -------    -------       -------      -------

Balance at December 31, 1996                     20,055     $134     $40,662     $33,540      $(323)         $384       $74,397
                                                 ======    =======   =======      =======    =======       =======      =======

The shares presented reflect 3 for 2 stock splits effected on April 5, 1994, February 5, 1996, and October 15, 1997 (Note 11).

See notes to supplemental consolidated financial statements.

                               NFO WORLDWIDE, INC.

Supplemental Consolidated Statements of Cash Flows
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
(IN THOUSANDS)

                                                                        1996                  1995           1994
                                                                      -------               -------        -------
Cash Flows From Operating Activities
  Net Income                                                          $10,616               $9,159        $7,671
  Adjustments to Reconcile Net Income to Net Cash Provided
    by Operating Activities:
    Minority Interest                                                   1,422                1,466           982
    Amortization of Intangible Assets                                   2,926                2,203         2,071
    Depreciation                                                        2,356                1,825         1,483
    Write-off of Debt Issuance Costs                                      258
    Deferred Income Taxes                                                 430                 (188)          418
    Equity Interest in Net Loss (Income) of Affiliated Companies          335                 (186)         (118)
    Dividends Paid to Minority Interest                                  (695)                (620)         (256)
    Other                                                                  65                  234           (95)
                                                                      -------               -------        -------
      Subtotal                                                         17,455               13,893        12,414
  Change in Assets and Liabilities that Provided (Used) Cash,
    Net of Effects of Acquisitions:
    Trade Receivables                                                  (7,044)              (5,575)       (2,596)
    Unbilled Receivables                                                 (478)              (2,834)          (18)
    Prepaid Expenses and Other Current Assets                          (1,645)                (956)       (1,612)
    Accounts Payable and Accrued Liabilities                            2,435                3,251        (1,707)
    Customer Billings in Excess of Revenues Earned                       (684)                (176)        3,335
    Other, Net                                                           (514)                (151)         (274)
                                                                      -------               -------        -------
      Net Cash Provided by Operating Activities                         9,525                7,452         9,542
                                                                      -------               -------        -------
Cash Flows From Investing Activities
  Acquisitions (Net of Cash Acquired)                                  (7,258)                (361)       (1,999)
  Capital Expenditures (Net of Minor Disposals)                        (4,460)              (3,023)       (1,988)
  Purchase of Intangible Assets                                           (70)                (255)         (113)
  Investments in Affiliated Companies                                    (872)                (110)
                                                                      -------               -------        -------
    Net Cash Used in Investing Activities                             (12,660)              (5,046)       (4,210)
                                                                      -------               -------        -------
Cash Flows From Financing Activities
  Issuance of Common Stock (Net of Expenses)                              769                  687           324
  Payments on Long-Term Debt                                          (12,124)              (1,816)       (3,009)
  Principal Payments on Capital Lease Obligations                        (127)                (191)         (183)
  Dividends Paid to Shareholders (Note 11)                               (472)
  Proceeds from Line of Credit                                         14,000
                                                                      -------               -------        -------
    Net Cash Provided by (Used in) Financing Activities                 2,046               (1,320)       (2,868)
                                                                      -------               -------        -------
Effect of Exchange Rate Changes on Cash                                   138                  (58)           85
                                                                      -------               -------        -------
Increase (Decrease) In Cash And Cash Equivalents                         (951)               1,028         2,549

Cash And Cash Equivalents, Beginning Of Period                         10,530                9,502         6,953
                                                                      -------               -------        -------
Cash And Cash Equivalents, End Of Period                               $9,579              $10,530        $9,502
                                                                      =======               =======        =======

See notes to supplemental consolidated financial statements.

                               NFO WORLDWIDE, INC.

Notes to Supplemental Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

1. Business
   NFO Worldwide, Inc. together with its subsidiaries (the "Company") is a leading provider of custom and syndicated marketing information to some of the largest companies both in the United Sates and internationally using, among other things, a proprietary panel (the "NFO Panel") of pre-recruited consumer households.

2.  Summary of Significant Accounting Policies
   Basis of Presentation -- The supplemental consolidated financial statements of the Company have been prepared to give retroactive effect to the merger with The MBL Group plc on July 11, 1997, accounted for as a pooling of interests (see
Note 18). These financial statements will become the historical consolidated financial statements of NFO Worldwide, Inc. and subsidiaries after results of operations for periods subsequent to the date of consummation of the business combination are issued.

   Consolidation -- The supplemental consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   Revenue Recognition -- The Company recognizes revenue on projects, which are substantially all short-term, by generally applying recent historical contribution margins to project costs as incurred. A provision for anticipated losses is recorded in the period in which they first become determinable.

   Cash and Cash Equivalents -- The Company considers all investments with a maturity of three months or less when purchased to be cash equivalents.

   Depreciation -- The Company provides depreciation over the estimated useful lives of the depreciable assets using the straight-line method.

   Intangible Assets -- The Company provides amortization of these assets using the straight-line method over their estimated period of benefit or contractual life, principally as follows:

                                                         Years
--------------------------------------------------------------
Customer Lists                                           15-20
Customized Software                                          5
Debt Issuance Costs                                          5
Goodwill                                                  5-30

   The Company periodically evaluates the recoverability of goodwill and other intangible assets by assessing whether the unamortized intangible assets can be recovered from undiscounted future cash flows from operations.

   Panel -- The Company enhances and rebuilds its Panel on a continuous basis, and the related costs are charged to expense as incurred. The Company expensed $1,347,000, $933,000, and $1,061,000 on Panel enhancing and rebuilding in 1996,
1995 and 1994, respectively. Income Taxes -- Deferred income taxes are recorded to reflect the tax consequences of differences between the tax bases of the Company's assets and liabilities and their financial reporting amounts at each balance sheet date.

   Investments in Affiliated Companies -- Investments in affiliated companies are accounted for using the equity method, under which the Company's share of earnings of these affiliates is reflected in income as earned and dividends are credited against the investment in affiliated companies when received.

   Fair Value of Financial Instruments -- The following methods and assumptions were used to estimate the fair value of each category of the Company's financial instruments:

      Cash and Short-Term Financial Instruments -- The carrying amount approximates fair value due to the short maturity of these instruments.

      Long-Term Financial Instruments -- The fair value has been estimated using the expected future cash flows discounted at market interest rates as adjusted for conversion privileges. Fair value of long-term debt exceeded the carrying amounts by approximately $170,000 and $400,000 at December 31, 1996 and 1995, respectively.

      Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

3. Property and Equipment

Property and equipment, including equipment held under capital leases (Note 5), consists of the following at December 31, 1996 and 1995 (in thousands):

                                                    Estimated
                                                   Useful Lives       1996          1995
                                                   ------------     --------      --------
Land                                                                 $1,663          $933

Buildings and Leasehold Improvements               10-40 years        5,678         5,352

Data Processing and Communications Equipment         3-5 years        7,772         5,877

Furniture and Other Equipment                        4-8 years        6,939         4,826
                                                   ------------     --------      --------

     Total                                                          $22,052       $16,988

Less Accumulated Depreciation and Amortization                       (9,086)       (6,832)
                                                                    --------      --------

     Total                                                          $12,966       $10,156
                                                                    ========      ========

4. Intangible Assets

Intangible assets consist of the following at December 31, 1996 and 1995 (in thousands):

                                                                1996      1995
                                                              -------   -------
Customer Lists, Net of Amortization of $6,548 and
$5,299 in 1996 and 1995, respectively                         $14,789   $10,440

Customized Software, Net of Amortization of $1,731 and
$1,490 in 1996 and 1995, respectively                               3       234

Debt Issuance and Other costs, Net of Amortization of $338
and $224 in 1996 and 1995, respectively                           332       386

Goodwill, Net of Amortization of $3,903 and $2,551 in 1996
and 1995, respectively                                         35,068    16,304
                                                              -------   -------

Total                                                         $50,192   $27,364
                                                              =======   =======

   The Company wrote off unamortized debt issuance costs of $258,000 in 1994 in conjunction with the replacement of an existing debt agreement with a new one.

                               NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

5.  Long-Term Debt

Long-term debt consists of the following at December 31, 1996 and 1995 (in thousands):

                                                               1996      1995
                                                             -------    ------

Industrial  Development Revenue Bonds Due in Monthly
Installments of $37 Including Interest at 70 Percent
of the Prime Rate  (effective rate of 5.8 Percent at
December  31, 1996 and 6.0  Percent at December  31,
1995)  through   September   1997.   The  Bonds  Are
Collateralized  by Real Estate with a Net Book Value
of $1,064 at December 31, 1996.                                $ 281     $ 672

Industrial  Development Revenue Bonds Due in Monthly
Installments  of $10, Plus Interest at 80 Percent of
the Prime  Rate  (effective  rate of 6.6  Percent at
December  31, 1996 and 6.8  Percent at December  31,
1995)   through   January   2004.   The   Bonds  Are
Collateralized  by Real Estate with a Net Book Value
of $1,349 at December 31, 1996.                                  876     1,001

Note  Payable  to  Banks  under a  Revolving  Credit
Agreement  Due  December  31,  1999,  with  Interest
Ranging Between 6.3 Percent and 6.4 Percent.                   4,000        --

Note  Payable  (Face Amount of $125 in 1996 and $375
in 1995) Due November 2004, with Interest Imputed at
7.0  Percent.  Holder Has  Option to Convert  All or
Part of Note to Common Stock of the Company.                      69       198

Notes  Payable  to  Former  Shareholders  of The MBL
Group plc.                                                        20       612

Obligations Under Long-Term  Capital Leases,  Due in
Monthly  Installments  of $13 through  January 1997,
and  $6  through  October  1997,   Interest  Ranging
Between 9.6 Percent and 9.7 Percent.                              54       181
                                                             -------    ------

Total                                                          5,300     2,664
Less Current Maturities                                         (459)     (643)
                                                             -------    ------
Total                                                        $ 4,841    $2,021
                                                             =======    ======

                               NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

   The Company has a revolving line of credit agreement with three major banks which provides for borrowings up to $45 million. The agreement expires on December 31, 1999, and is secured by substantially all assets of the Company. At December 31, 1996, there was $4 million outstanding under this agreement. There were no borrowings outstanding under this agreement at December 31, 1995.

   The available line of credit under the revolving credit agreement was reduced by $5,000,000 in December 1996, and will be reduced by $10,000,000 on December 29, 1997 and 1998. The credit agreement also has certain mandatory reductions due to excess cash flow (as defined), asset sales in excess of specified amounts and a portion of the net proceeds received from any public issuances of securities of the Company.

   Interest is payable quarterly on the outstanding balance at variable rates depending on the Company's leverage ratio as defined in the agreement. The rates are based on specified margins above the Eurodollar Rate, the Federal Funds Rate or the Prime Rate, at the Company's option. Commitment fees are payable quarterly at varying rates depending on the Company's leverage ratio (as defined in the agreement).

   The revolving credit agreement includes covenants which require the Company to maintain certain financial ratios and net worth levels and place certain restrictions on investments, sales of assets, issuance of new debt, payment of dividends, incurring of liens and the guarantee of obligations of third parties.

   Required principal payments on long-term debt and capital lease obligations are as follows at December 31, 1996 (in thousands):

                                                                        Capital
                                                         Debt           Leases
                                                        ------          ------

1997                                                      $405            $56
1998                                                       125
1999                                                     4,125
2000                                                       125
2001                                                       125
Thereafter                                                 397
                                                        ------            ---
Total                                                    5,302             56
Less Amount Representing Interest                          (56)            (2)
                                                        ------            ---
Present Value of Minimum Payments                       $5,246            $54
                                                        ------            ---

6. Accrued Liabilities
   Accrued liabilities consist of the following at December 31, 1996 and 1995 (in thousands):

                                                           1996            1995
                                                         -------         -------

Accrued Compensation and Payroll Taxes                    $4,888          $2,779
Income Taxes Payable (Note 8)                              2,412           2,162
Accrued Vacation                                           1,044             849
Purchase Price Payable (Note 18)                           3,733           1,047
Accrued Pension (Note 9)                                     350             667
Accrued Profit Sharing (Note 9)                              719             626
Other Accrued Liabilities                                  4,588           4,347
Dividends Payable (Note 11)                                1,027            --
                                                         -------         -------
Total                                                    $18,761         $12,477
                                                         -------         -------

7. Operating Leases
   The Company leases office space and equipment under noncancelable operating leases that expire at various dates through 2002. Certain of these leases are subject to rent review and contain escalation clauses. Future minimum annual payments required under the noncancelable leases as of December 31, 1996, are as follows (in thousands):

1997                                                                      $3,824
1998                                                                       3,591
1999                                                                       2,672
2000                                                                       2,308
2001                                                                       1,765
Thereafter                                                                   490
                                                                         -------
Total                                                                    $14,650
                                                                         -------

   Rental expense for the years ended December 31, 1996, 1995 and 1994, including leases on a month-to-month basis, was approximately $4,189,000, $3,267,000, and $2,561,000, respectively.

   Certain of the Company's subsidiaries rent space in office buildings owned or partially owned by officers of the subsidiaries. Such rents, which are approximately $.5 million in 1996, are believed to be consistent with arms length transactions.

                               NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

8. Income Taxes
   The Income Before Income Taxes and Minority Interest is as follows for the years ended December 31, 1996, 1995, and 1994 (in thousands):

                                                   1996        1995        1994
                                                 -------     -------     -------
Income Before Income Taxes and Minority Interest:
  U.S.                                           $17,115     $11,853      $9,629
  Foreign                                          3,906       4,944       3,323
                                                 -------     -------     -------
Total                                            $21,021     $16,797     $12,952
                                                 =======     =======     =======

   The provision for income taxes is as follows for the years ended December 31, 1996, 1995, and 1994 (in thousands):

                                              1996          1995           1994
                                             ------        ------         ------
Current Provision:
  Federal                                    $6,193        $4,120         $2,493
  State and Local                             1,150         1,140            753
  Foreign                                     1,210         1,100            635
                                             ------        ------         ------
Total                                         8,553         6,360          3,881
                                             ------        ------         ------
Deferred Provision (Credit):
  Federal                                       256          (160)           323
  State and Local                                46           (28)            95
  Foreign                                       128          --             --
                                             ------        ------         ------
Total                                           430          (188)           418
Total Provision                              $8,983        $6,172         $4,299
                                             ======        ======         ======

   Temporary differences giving rise to the recorded deferred income tax asset and liability at December 31, 1996 and 1995, are as follows (in thousands):

                                                           1996           1995
                                                          ------         ------
Asset:
  Depreciation and Amortization                             $610         $2,997
  Pension, Postretirement Benefits and
    Deferred Compensation                                    907          1,047
  Vacation                                                   341            305
  State and Local Taxes                                      364            282
  Other                                                       76            (28)
                                                          ------         ------
    Total Asset                                           $2,298         $4,603
                                                          ======         ======
Liability:
  Dividends Payable                                         $139           --
                                                          ------         ------

   A reconciliation between the Company's effective tax rate and the U.S. statutory rate at December 31, 1996, 1995 and 1994, is as follows:

                                                1996       1995       1994
                                                ----       ----       ----

Statutory Rate                                  35.0%      34.7%      34.2%
Nondeductible Expenses                           2.2        1.2        2.7
State and Local Income Taxes,
  Net of Federal Benefit                         3.8        4.3        4.4
Effect of Foreign Tax Rates Different
  than U.S. Tax Rate                             (.3)      (4.1)      (4.0)
Section 197 Election (see below)                --         --         (3.1)
Other                                            2.0        0.6       (1.0)
                                                ----       ----       ----
Effective Tax Rate                              42.7%      36.7%      33.2%
                                                ====       ====       ====

   In July 1994, the Company elected to adopt Section 197 of the Internal Revenue Code, which relates to the amortization of intangible assets. This election allows the Company to deduct some previously nondeductible amortization, including some goodwill, for tax purposes. As a result, the Company's effective tax rate for 1994 was reduced by 3.1 percent. Also as a result of the election, the Company recorded a $2.7 million reduction of goodwill and a reduction of tax expense of approximately $.5 million in 1994, relating principally to the deductibility of previously nondeductible intangible amortization for prior periods. In connection with the election, the Company made tax payments related to changes in intangible asset tax lives for prior periods of approximately $1 million during 1994. Those payments were provided for in prior periods, and therefore had no impact on 1994 earnings.

   As of December 31, 1996, the Company has not provided for withholding or applicable foreign income taxes on approximately $4,400,000 of accumulated undistributed earnings of its foreign subsidiaries as they are considered by management to be permanently reinvested. If these undistributed earnings were not considered to be permanently reinvested, approximately $1,440,000 of deferred income taxes would have been provided.

                               NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

9. Employee Benefit Plans
   The Company has a defined benefit pension plan covering substantially all its employees. Benefits provided by the plan are based on salary and years of service. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

   The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheets at December 31, 1996 and 1995 (in thousands):

                                                          1996            1995
                                                         ------          ------
Actuarial Present Value of Benefit
  Obligations:
    Accumulated Benefit Obligation
      Including Vested Benefits of
      $5,087 and $4,588 at December 31,
      1996 and 1995, respectively                        $5,680          $5,135
                                                         ======          ======
  Projected Benefit Obligation for
    Service Rendered to Date                             $5,908          $5,248

Plan Assets at Fair Value (Principally
  Invested in Equity Securities and
  Guaranteed Fixed Income
  Insurance Contracts)                                    5,113           3,554
                                                         ------          ------
    Projected Benefit Obligation
    in Excess of Plan Assets                                795           1,694

Unrecognized Net Experience Differences                    (809)         (1,286)

Prior Service Cost                                           34              40

Adjustment Required to Recognize
Minimum Liability before Income Taxes                       547           1,133
                                                         ------          ------

Accrued Pension Cost                                       $567          $1,581
                                                         ======          ======

   The Company's required minimum funding amounts of $350,000 and $667,000, which are included in the above accrued pension cost, are included in current liabilities as of December 31, 1996 and 1995, respectively.

                               NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

   Pension expense for the years ended December 31, 1996, 1995, and 1994 consists of the following (in thousands):

                                               1996          1995          1994
                                               ----          ----          ----
Service Cost                                   $502          $405          $410
Interest Cost on Projected
  Benefit Obligation                            411           347           303
Actual (Gain)/Loss on Assets                   (740)         (488)           16
Net Amortization and Deferral                   485           315          (180)
                                               ----          ----          ----
Net Periodic Pension Cost                      $658          $579          $549
                                               ====          ====          ====

   Assumptions used in determining pension plan amounts were as follows:

                                                   1996        1995         1994
                                                   ----        ----         ---
Discount Rate                                      7.75%       7.75%        8.5%

Rate of Increase in
  Compensation Levels                              4.75        4.75         5.0

Expected Long-Term Rate
  of Return on Assets                               9.0         9.0         9.0

   The Company maintains a profit sharing plan, established under Section 401(k) of the Internal Revenue Code, which covers substantially all full-time employees. Profit sharing contributions to the plan are at the discretion of the Company's Board of Directors and are generally tied to annual profit performance. The plan also contains a 401(k) feature whereby all eligible employees may contribute up to 15 percent of their basic compensation. The Company makes a matching contribution equal to 25 percent of the first 6 percent of each participant's voluntary contribution. The Company's total contributions related to the plan amounted to approximately $931,000, $801,000, and $700,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

   The Company has an unfunded, nonqualified deferred compensation plan for certain key executives. The plan provides, among other things, for certain deferred compensation to take effect on the employee's retirement, disability, death or other termination of employment. Long-term liabilities include approximately $692,000 and $314,000 at December 31, 1996 and 1995, respectively, representing the present value of the benefits expected to be provided based on the employees' service to that date.

   Certain of the Company's foreign subsidiaries maintain benefit plans similar to defined contribution plans for certain employees. The Company has no benefit obligations beyond the contributions that are made by the Company. The Company's total contributions related to these plans amounted to approximately $400,000, $300,000, and $250,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

10. Postretirement Benefit Programs
   The Company sponsors two defined benefit postretirement programs that cover salaried and nonsalaried employees. One program provides medical benefits, and the other provides life insurance benefits. The postretirement healthcare program is contributory, with retiree contributions adjusted annually; the life insurance program is noncontributory.

   The health care program currently requires the retiree to pay 50 percent of the cost of coverage for the retiree and dependents both before and after attaining age 65. For those retiring on or after January 1, 1994, the co-pay increases at age 65 to 75 percent of the cost of coverage for the retiree and 100 percent of the cost of coverage for dependents. In addition, an employee must complete 10 years of service after age 45 to be eligible for postretirement medical coverage. The Company does not fund its postretirement health care or life insurance programs.

                               NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

   The following sets forth the programs' status reconciled with the amount shown in the Company's balance sheets at December 31, 1996 and 1995 (in thousands):

                                                   1996           1995
                                                  -------        -------
Accumulated Postretirement
Benefit Obligation:
  Retired Participants and Beneficiaries             $392           $367
  Fully Eligible Active Program Participants          417            324
  Other Active Program Participants                   309            228
                                                  -------        -------
    Accumulated Postretirement Benefit
      Obligation in Excess of
      Plan Assets                                   1,118            919

Unrecognized Net Loss                                (125)           (21)
                                                  -------        -------
Unfunded Accumulated Postretirement
  Benefit Obligation, Included in
  Long-Term Liabilities in the Accompanying
  Balance Sheet                                      $993           $898
                                                  =======        =======

   Net periodic postretirement benefit cost for 1996, 1995, and 1994 includes the following components (in thousands):

                                                  1996        1995         1994
                                                  -----       -----        -----
Benefits Attributed to Service
  During the Period                                $ 72        $ 46         $ 48

Interest Cost on Accumulated
  Postretirement Benefit Obligation                  76          61           50

Net Amortization and Deferral                         4          (2)
                                                  -----       -----        -----
Net Periodic Postretirement
  Benefit Cost                                     $152        $105          $98
                                                  =====       =====        =====

                               NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

   The assumed discount rate used to measure the postretirement benefit obligation is 7.5 percent, 7.5 percent, and 8.25 percent in 1996, 1995, and 1994, respectively.

   The health care trend rates assumed in the above estimates include an initial assumed rate of 10 percent, grading down to a level 5 percent over 8 years.

   The effect of a 1 percent increase in the assumed healthcare trend rates would be to increase the obligation at December 31, 1996, by approximately $145,000, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by approximately $23,000. 11. Capital Stock Common Stock -- In September 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock to 60 million shares from 15 million shares.

   Preferred Stock -- In connection with the initial public offering, the Company authorized 5,000,000 shares of Serial Preferred Stock to be issued in one or more series, with the Board of Directors to have the authority to fix designations, preferences, powers and relative participating, optional or other rights and restrictions thereof.

   Dividends -- The Company did not declare or pay dividends to common shareholders of NFO Worldwide, Inc. during 1996, 1995, or 1994. Dividends reflected in the accompanying statements of stockholders' equity were paid to shareholders of MBL prior to the merger (see Note 18).

   Stock Splits -- On February 28, 1994, the Company's Board of Directors authorized a 3 for 2 stock split of the Company's Common Stock effected on April 5, 1994, for stockholders of record on March 15, 1994. As a result, approximately 2,063,000 additional shares were issued in 1994. Additionally, a 3 for 2 stock split was authorized on January 5, 1996, and effected on February 5, 1996, for stockholders of record on January 22, 1996. As a result, approximately 3,375,000 additional shares of NFO Common Stock were issued. Additionally, a 3 for 2 stock split was authorized on September 17, 1997, and effected on October 15, 1997, for stockholders of record on September 30, 1997. As a result, approximately 6,850,000 additional shares of NFO Common Stock were issued. All per share and share amounts in the accompanying supplemental consolidated financial statements have been restated to reflect the above stock splits.

   Stock Issued in Exchange for Non-Recourse Notes -- In December 1994, Prognostics issued 10,000 shares of Non-Voting Common Stock (899,922 common shares of NFO post-combination, footnote 18) to an employee. The Shares were issued in exchange for a non-recourse promissory note in the amount of $40,000 secured by the issued shares. The note bears interest at 8 percent per annum payable quarterly. The outstanding principal is due in December 1998. In August 1995, Prognostics issued 2,595 shares of Non-Voting Common Stock (233,529 common shares of NFO post-combination) to certain employees. The shares were issued in exchange for non-recourse promissory notes totaling $10,000 secured by the issued shares. The notes bear interest at 8 percent per annum payable quarterly. The outstanding principal is due in August 1999.

   The Company has reflected the notes receivable as an offset to paid in capital. The fair value of the stock on the date of sale, issued in exchange for the non-recourse notes, was assumed to be equal to the face amount of the notes and, accordingly, the Company has not recognized any compensation expense under Accounting Principles Board Opinion No. 25 and related Interpretations.

   Stock Options -- The Company has adopted the NFO Worldwide, Inc. Stock Option Plan (the "Stock Option Plan"), the Directors' Stock Option Plan (the "Directors' Stock Option Plan"), and a Consultant's Plan. The Plans provide for the grant of "nonqualified" options to purchase shares of Common Stock. The exercise price of the options is the market value of the Company's Common Stock on the date of the grant. The number of shares of Common Stock reserved for issuance under the Stock Option Plan, the Directors' Stock Option Plan, and the Consultant's Plan is 2,812,500, 540,000, and 56,250 shares, respectively. If, as to any number of shares, any option granted pursuant to the Plans shall expire or terminate for any reason, such number of shares shall again be available for grant under the Plans.

   Under the Stock Option Plan, options become exercisable at such time or times as determined at the date of grant and expire not more than 10 years from the date of grant. Options granted under the Stock Option Plan generally become exercisable over a three-year period at the rate of one-third of the shares awarded each year.

                               NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

   The Directors' Stock Option Plan provides that options on 22,500 shares be automatically granted to each nonemployee director upon initial election and that options on 11,250 shares be granted upon each occasion thereafter that the director is elected or reelected to such position. Under the Directors' Stock Option Plan, options become exercisable at any time after the six-month anniversary of the date the option was awarded and expire not more than five years from the date of grant.Under the Consultant's Plan the options are exercisable any time after the six-month anniversary of the date the option was awarded and expire five years from the date of grant.

   The Company applies Financial Accounting Standards Board Statement No. 123 (SFAS 123) in accounting for its stock-based compensation plans. In accordance with SFAS 123, the Company applies Accounting Principles Board Opinion No. 25 and related Interpretations for expense recognition. All stock options issued by the Company are exercisable at a price equal to the market price at the date of grant. Accordingly, no compensation cost has been recognized for any of the options granted under the Plans.

   A summary of the status of the Company's plans that issue options as of December 31, 1996 and 1995, and changes during the years ending on those dates, is presented below:

                                                                  Number       Weighted
                                                                of Shares   Average Price
                                                                ---------   -------------
Outstanding at December 31, 1994                                1,168,425       $5.30
Granted                                                           425,250        9.80
Exercised                                                        (114,300)       4.75
Cancelled/Expired                                                 (31,500)       5.05
                                                                ---------       -----
Outstanding at December 31, 1995                                1,447,875        6.71
Granted                                                           663,758       14.19
Exercised                                                         (99,825)       5.03
Cancelled/Expired                                                 (15,375)       7.57
                                                                ---------       -----
Outstanding at December 31, 1996                                1,996,433       $9.27
                                                                ---------       -----
Exercisable at December 31, 1995                                  622,875       $5.75
Exercisable at December 31, 1996                                1,014,671       $6.67
Weighted-average fair-value of options granted during 1995                      $5.45
Weighted-average fair-value of options granted during 1996                      $8.03
Available for Grant at December 31, 1996                        1,138,118

                               NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

   The following table summarizes information about options outstanding at December 31, 1996:

                              Options Outstanding                     Options Exercisable
                   -----------------------------------------    ------------------------------
                                       Weighted-Average
                     Number            ----------------            Number         Weighted-
Range of           Outstanding      Remaining       Exercise    Exerciseable       Average
Exercise Prices    at 12/31/96   Contractual Life     Price      at 12/31/96   Exercise Prices
----------------------------------------------------------------------------------------------
4.45 - 7.43          830,925            3.7         $  5.26        700,425       $  5.19
7.44 - 10.55         504,000            7.3            9.43        250,503          8.93
10.56 - 15.17        661,508            9.3           14.19         63,743         14.08

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions by year:

                                                            1996         1995
                                                          ---------    ---------
Risk-Free Interest Rate                                        6.1%         6.0%
Expected Life                                             6.8 years    6.6 years
                                                          ---------    ---------
Expected Volatility                                             46%          46%

   Had compensation cost for the Plans been determined based on the fair value at the grant dates for awards and issuances under those Plans consistent with the method described in SFAS 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share, would have been reduced to the pro forma amounts indicated below:

(in thousands of dollars, except per share data)             1996          1995
                                                            -------       ------
Net Income
  As Reported                                               $10,616       $9,159
  Pro Forma                                                 $ 8,937       $8,674
Earnings Per Share
  As Reported                                               $   .51       $  .48
  Pro Forma                                                 $   .43       $  .45

   The Company cautions that the pro forma net income and per share results in the initial years of adoption are overstated due to the recognition of pro forma compensation cost over the vesting period.

12. Interest Expense, Net
   Interest expense, net, consists of the following for the years ended December 31, 1996, 1995, and 1994 (in thousands):

                                          1996            1995            1994
                                          -----           -----           -----
Interest Income                           $(420)          $(460)          $(223)
Interest Expense                            458             318             254
                                          -----           -----           -----
Total                                     $  38           $(142)          $  31
                                          =====           =====           =====

13. Earnings Per Share
   Earnings per share has been computed using the weighted average number of shares outstanding during each year including Common Stock equivalents, when dilutive, using the treasury stock method. Common stock equivalents include stock options, contingent acquisition consideration and convertible debt. Earnings per share have been restated to give effect to the Company's stock splits.

14. Supplemental Cash Flow Information
   Supplemental cash flow information for the years ended December 31, 1996, 1995, and 1994 consists of the following (in thousands):

                                                                     1996       1995       1994
                                                                    ------     ------     ------
Cash Paid During the Period for:
  Interest                                                          $  462     $  307     $  269
                                                                    ------     ------     ------
  Income Taxes                                                      $7,813     $5,385     $4,727
                                                                    ------     ------     ------
Noncash Investing and Financing Information:
  Increase in Goodwill Resulting from Contingent Purchase
    Price Earned (Note 18)                                          $3,733     $1,047     $  722
                                                                    ------     ------     ------
  Notes Payable Assumed in Acquisitions (Note 18)                   $1,018       --       $  795
                                                                    ------     ------     ------
  Capital Lease Obligation Incurred on Leases for New Equipment                           $  173
                                                                    ------     ------     ------

                               NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

15. Major Customers
   Net revenues from one major long-standing customer were approximately $12,843,000, $12,200,000, and $10,873,000 for the years ended December 31, 1996,
1995, and 1994, respectively.

16. Commitments and Contingencies
   The Company has employment agreements with its principal executives and certain other key employees. These agreements generally do not extend more than three years and contain renewal options.

   The Company has an agreement with a stockholder requiring the Company to reimburse that stockholder $10,000 per month as a non-allocable expense reimbursement.

17. Quarterly Results of Operations (Unaudited)
   Quarterly results were as follows (in thousands, except per share data):

                                                   First      Second       Third      Fourth
                                                  -------     -------     -------     -------
1996:
  Revenues                                        $33,490     $37,696     $38,241     $45,516
  Earnings before Taxes and Minority Interest       3,461       6,092       5,390       6,078
  Net Income                                        1,785       2,934       2,868       3,029
  Earnings per Share                              $   .09     $   .14     $   .14     $   .14
1995:
  Revenues                                        $24,826     $27,113     $28,552     $32,604
  Earnings before Taxes and Minority Interest       2,804       4,288       4,506       5,199
  Net Income                                        1,516       2,370       2,434       2,839
  Earnings per Share                              $   .08     $   .12     $   .12     $   .15

   Earnings per share were computed giving effect to 3 for 2 stock splits effected on February 5, 1996 and October 15, 1997 (Note 11).

18. Acquisitions
   On January 3, 1996, the Company acquired Migliara/Kaplan Associates, Inc. ("M/K") and substantially all the net assets of Chesapeake Surveys, Inc. ("CSI"). M/K is a full-service health care marketing information company with offices in Baltimore, Maryland and Princeton, New Jersey. CSI, a sister company of M/K, provides data collection and survey services such as focus groups and random telephone interviews. Of the total purchase price, approximately $11.45 million was paid at closing, approximately 31 percent of which was paid in cash and 69 percent in newly issued shares of NFO Common Stock. Additional portions of the purchase price are due based on M/K earnings, as defined, during the three years following the date of acquisition and payable approximately 30 percent in cash and 70 percent in NFO Common Stock. For the year ended December 31, 1996, the amount of additional purchase price actually earned was approximately $3.6 million.

   On January 3, 1996, the Company acquired Plog Research, Inc. ("Plog"). Plog supplies syndicated market research products, as well as marketing and forecasting services to the travel and tourism industries. Of the total purchase price, approximately $5 million was paid at closing, 50 percent in cash and 50 percent in newly issued shares of NFO Common Stock. Additional portions of the purchase price are due based on Plog's earnings, as defined, during the three years following the date of acquisition and payable equally in cash and the Company's Common Stock. For the year ended December 31, 1996, the amount of additional purchase price actually earned was approximately $.1 million.

   On August 15, 1996, the Company acquired The SPECTREM Group, Inc. ("Spectrem"). Spectrem provides niche consulting and acquisition and divesture advisory services in the trust and investment areas to U.S. banks. Of the total purchase price, approximately $2.4 million was paid at closing, 50 percent in cash and 50 percent in newly issued shares of NFO Common Stock. The remaining purchase price is due based on Spectrem's earnings, as defined, during the three years following the date of acquisition.

   The 1996 acquisitions include allocations to goodwill and customer lists of $20.1 and $5.6 million, respectively.

                               NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

   The unaudited consolidated results of operations on a pro forma basis as if M/K, CSI, and Plog had been acquired as of the beginning of the Company's fiscal year 1995 are as follows (in thousands, except per share amounts):

                                                   1995
                                               --------
Revenue                                        $130,171
Net Income                                        9,209
Earnings per Share                             $    .45

   The pro forma effects of Spectrem are not material, and therefore, are not included.

   Effective January 1, 1994, the Company acquired Payment Systems, Inc. ("PSI"), a syndicated market research provider to the financial services industry. Of the total purchase price for PSI, $4.8 million was paid at closing in equal proportions of cash and NFO Common Stock (402,239 post-split shares). Additional portions of the purchase price were due based on PSI's earnings, as defined, during the two years following the date of acquisition and payable equally in cash and the Company's Common Stock. For the years ended December 31, 1995 and 1994, the amount of additional purchase price actually earned was $1,047,000 and $722,000, respectively. The excess of the purchase price over the fair market value of the net assets acquired resulted in allocations to goodwill and other intangibles of approximately $5.8 million.

   Effective November 30, 1994, the Company acquired Advanced Marketing Solutions, Inc. ("AMS"), a provider of custom "expert" computer software systems to the market research industry. Of the total purchase price for AMS, the Company paid $875,000 in cash and issued a non-interest bearing convertible subordinated note with a face value of $375,000 at closing. The note was converted in 1996 into 33,186 shares of the Company's Common Stock and a new non-interest bearing convertible subordinated note was issued with an eight-year life and a face value of $125,000. In September 1997, this note was converted into 16,593 shares of the Company's Common Stock. The note has been discounted to a net present value of $69,000 in the accompanying financial statements. The remainder of the purchase price is payable over the first three years after the acquisition, approximately 57 percent in cash and 43 percent in non-interest bearing convertible subordinated notes, subject to annual adjustments based on AMS's actual earnings, as defined, each year. During 1996 and 1995, no additional consideration was earned or payable. Substantially all of the purchase price was allocated to goodwill based on the fair value of the net assets acquired.

   All of the acquisitions described above were accounted for as purchases and their results of operations have been included in the accompanying supplemental consolidated financial statements from their respective dates of acquisition.

   On April 1, 1997, the Company issued 2,589,720 shares of NFO Common Stock to acquire 100% of the stock of Prognostics, a leading provider of survey-based quantitative customer satisfaction research to information technology companies worldwide. Founded in 1981, Prognostics is headquartered in Palo Alto, California and has additional offices in Boston and London, as well as in Japan. The acquisition was accounted for as a pooling of interests. The accompanying financial statements have been restated to reflect the combined results of NFO and Prognostics for all periods presented.

   On July 11, 1997, the Company issued 2,046,363 shares of NFO Common Stock to acquire all of the outstanding stock of The MBL Group plc, a leading international market research firm with 27 offices in 15 countries throughout the UK, the Middle East, and Asia. The supplemental consolidated financial statements give retroactive effect to the merger, which has been accounted for using the pooling-of-interests method and, as a result, the financial position, results of operations and changes in financial position are presented as if the combining companies had been consolidated for all periods presented. (As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical financial statements upon issuance of results of operations for the period that includes the date of the merger.)

   Separate results of operations for the periods prior to the mergers with Prognostics and MBL are as follows:

                                      1996              1995              1994
                                    --------          --------          --------
Revenues
  NFO                               $109,162          $ 73,098          $ 61,545
  Prognostics                          7,739             5,073             3,858
  MBL                                 38,042            34,924            25,032
                                    --------          --------          --------
Combined                            $154,943          $113,095          $ 90,435
                                    --------          --------          --------

Net Income
  NFO                               $  9,016          $  6,721          $  5,581
  Prognostics                            454                60               384
  MBL                                  1,146             2,378             1,706
                                    --------          --------          --------
Combined                            $ 10,616          $  9,159          $  7,671
                                    ========          ========          ========

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

19. Investments in Affiliates
   At December 31, 1996 and 1995, the Company had a 42 percent interest in Merac WLL, a marketing research company based in Bahrain and the Company had a 40 percent interest in MBL Research and Consultancy Group (P), Ltd., a marketing research company based in India.

   The Company entered into agreements in 1995 with IPSOS, S.A. ("IPSOS"), a major European marketing research firm, and LT Participants ("LT"), an IPSOS affiliate, to launch access panel activities in Europe. Under the terms of the agreements, the Company, IPSOS, and LT have agreed to launch joint venture companies in five western European countries of which three are currently operational. The Company initially will have approximately an 18 percent interest in each joint venture but has the option, at its own discretion, to increase its ownership interest to 50 percent during the next seven years by purchasing LT's interest. LT has the right to sell its joint venture interests to the Company anytime after three years. As part of these agreements, the Company has purchased a comparable portion of IPSOS' existing access panel businesses in Germany and France.

   During 1996 and 1995, the Company invested approximately $999,000 and $1,290,000 respectively, in these joint ventures. NFO's portion of the IPSOS joint ventures' 1996 activities resulted in a loss of $453,000, which is reflected in equity interest in net loss (income) of affiliated companies on the supplemental consolidated income statements.

   The Company's carrying amount of the above investments is reflected in other assets in the accompanying supplemental consolidated balance sheets.

20. Segment Data
   The Company operates in one industry segment, market research and three geographic segments. The three geographic segments are: United States, Europe, and Asia Pacific.

   Intersegment sales are generally recorded at market or equivalent value. Net income (loss) from operations by geographic segment consists of net sales less related costs and expenses. Corporate operating expenses have been allocated directly to the geographic segments. Identifiable assets by geographic segment are those assets that are used in the Company's operations in each geographic segment.

   Geographic segment information is as follows for the years ended December 31, 1996, 1995, and 1994 (in thousands):

                                    1996              1995              1994
                                  ---------         ---------         ---------
Revenues
  United States                   $ 116,901         $  78,171         $  65,403
  Europe                             20,937            18,127            12,558
  Asia Pacific                       18,953            17,491            13,037
  Eliminations                       (1,848)             (694)             (563)
                                  ---------         ---------         ---------
    Total Revenues                $ 154,943         $ 113,095         $  90,435
                                  =========         =========         =========

                                       1996             1995             1994
                                     --------         --------         --------
Net Income (Loss)
  United States                      $  9,470         $  6,781         $  5,965
  Europe                                  758              700              529
  Asia Pacific                          1,721            2,253            1,530
  Eliminations                         (1,333)            (575)            (353)
                                     --------         --------         --------
    Net Income                       $ 10,616         $  9,159         $  7,671
                                     ========         ========         ========

                                       1996              1995
                                     ---------         ---------
Identifiable Assets at December 31
  United States                      $ 106,133         $  70,523
  Europe                                 8,496             5,755
  Asia Pacific                          10,841            10,513
  Eliminations                             (27)              (10)
                                     ---------         ---------
    Total Identifiable Assets        $ 125,443         $  86,781
                                     =========         =========

                               NFO WORLDWIDE, INC.

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

21. Subsequent Events
   As discussed in Note 18 above, the Company acquired 100 percent of the outstanding stock of The MBL Group plc ("MBL") on July 11, 1997. In addition, the Company has or will shortly enter into agreements with the minority shareholders of the various MBL subsidiaries to repurchase a portion of such shareholders' minority shares during 1997. The consideration for this initial purchase of the minority interests is expected to be $14.5 million, of which $11.1 million is payable in cash and $3.4 million is payable via the issuance of 216,850 newly issued shares of NFO Common Stock. The remaining minority interests will then be repurchased in three years based on the higher of (a) a multiple of average profiles for three years ending December 31, 1999 or (b) the original valuation. The purchase of the minority interests in MBL's subsidiaries will be accounted for using purchase accounting.

                               NFO WORLDWIDE, INC.

Supplemental Condensed Quarterly Consolidated Balance Sheets
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        JUNE 30      DECEMBER 31
                                                         1997           1996
                                                       ---------      ---------

ASSETS                                                (UNAUDITED)
CURRENT ASSETS:

  CASH AND CASH EQUIVALENTS                            $   5,014      $   9,579
  RECEIVABLES:
   TRADE                                                  40,139         37,231
   UNBILLED                                                7,425          3,963
  PREPAID EXPENSES AND OTHER CURRENT ASSETS                7,506          6,487
                                                       ---------      ---------
   TOTAL CURRENT ASSETS                                   60,084         57,260
PROPERTY AND EQUIPMENT, NET                               14,611         12,966
CUSTOMER LIST, GOODWILL AND
  OTHER INTANGIBLE ASSETS                                 53,252         50,192
OTHER ASSETS                                               4,897          5,025
                                                       ---------      ---------
      TOTAL ASSETS                                     $ 132,844      $ 125,443
                                                       =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   CURRENT MATURITIES OF LONG-TERM DEBT                $     320      $     459
   ACCOUNTS PAYABLE                                        5,078          5,164
   ACCRUED EXPENSES                                       12,141         18,761
   CUSTOMER BILLINGS IN EXCESS OF REVENUES EARNED         14,248         13,226
                                                       ---------      ---------
      TOTAL CURRENT LIABILITIES                           31,787         37,610
   LONG-TERM DEBT                                          9,614          4,841
   OTHER LONG-TERM LIABILITIES                             5,281          4,718
                                                       ---------      ---------
      TOTAL LIABILITIES                                   46,682         47,169
                                                       ---------      ---------

MINORITY INTEREST                                          3,968          3,877

STOCKHOLDERS' EQUITY:
  COMMON STOCK, PAR VALUE $.01 PER SHARE;
    60,000 SHARES AUTHORIZED, 20,309 AND
    20,055 ISSUED AND OUTSTANDING
    IN 1997 AND 1996, RESPECTIVELY                           136            134
  ADDITIONAL PAID-IN CAPITAL                              43,642         40,662
  RETAINED EARNINGS                                       38,613         33,540
  ADDITIONAL MINIMUM LIABILITY                              (323)          (323)
  FOREIGN CURRENCY TRANSLATION ADJUSTMENT                    126            384
                                                       ---------      ---------
      TOTAL STOCKHOLDERS' EQUITY                          82,194         74,397
                                                       ---------      ---------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 132,844      $ 125,443
                                                       =========      =========

        The accompanying notes are an integral part of these statements.

                               NFO WORLDWIDE, INC.

Supplemental Condensed Quarterly Consolidated Statements Of Income (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             THREE MONTHS                  SIX MONTHS
                                             ENDED JUNE 30               ENDED JUNE 30
                                             -------------               -------------
                                          1997          1996          1997          1996
                                          ----          ----          ----          ----
REVENUES                                $ 47,025      $ 37,696      $ 89,045      $ 71,186
 COST OF REVENUES                         21,032        15,607        40,148        30,192
 SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES                18,850        14,526        35,629        28,497
 DEPRECIATION EXPENSE                        678           552         1,306         1,107
 AMORTIZATION EXPENSE                        722           783         1,472         1,567
                                        --------      --------      --------      --------

OPERATING INCOME                           5,743         6,228        10,490         9,823
 INTEREST EXPENSE, NET                        63            12            72            27
 OTHER EXPENSES (INCOME)                     (81)           (4)          (90)          (12)
 EQUITY INTEREST IN NET LOSS
   OF AFFILIATED COMPANIES                    78           128           154           255
                                        --------      --------      --------      --------

INCOME BEFORE INCOME TAXES AND
  MINORITY INTEREST                        5,683         6,092        10,354         9,553

    PROVISION FOR INCOME TAXES             2,568         2,626         4,469         4,190
                                        --------      --------      --------      --------

NET INCOME BEFORE MINORITY INTEREST        3,115         3,466         5,885         5,363

MINORITY INTEREST                            393           532           812           644
                                        --------      --------      --------      --------

NET INCOME                              $  2,722      $  2,934      $  5,073      $  4,719
                                        ========      ========      ========      ========

EARNINGS PER WEIGHTED AVERAGE
  SHARE OUTSTANDING(a):
    PRIMARY                             $    .13      $    .14      $    .25      $    .23
                                        ========      ========      ========      ========
    FULLY DILUTED                       $    .13      $    .14      $    .24      $    .23
                                        ========      ========      ========      ========

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING(a):
    PRIMARY                               20,657        20,705        20,582        20,592
                                        ========      ========      ========      ========
    FULLY DILUTED                         20,849        20,819        20,759        20,759
                                        ========      ========      ========      ========

(a) For comparability, the earnings per share and share data reflect the three-for-two stock splits effected on February 5, 1996 and October 15, 1997.

        The accompanying notes are an integral part of these statements.

                               NFO WORLDWIDE, INC.

Supplemental Condensed Quarterly Consolidated Statements Of Cash Flows (UNAUDITED, IN THOUSANDS)

                                                     THREE MONTHS                 SIX MONTHS
                                                     ENDED JUNE 30              ENDED JUNE 30
                                                  --------------------      --------------------
                                                    1997        1996          1997         1996
                                                    ----        ----          ----         ----
CASH FLOW FROM OPERATING ACTIVITIES:
NET INCOME                                        $ 2,722      $ 2,934      $ 5,073      $ 4,719
ADJUSTMENTS TO RECONCILE TO NET CASH
  (USED IN)/PROVIDED BY OPERATING ACTIVITIES:
  MINORITY INTEREST                                   393          532          812          644
  DEPRECIATION EXPENSE                                678          552        1,306        1,107
  AMORTIZATION EXPENSE                                722          783        1,472        1,567
  EQUITY INTEREST IN NET LOSS OF AFFILIATED
    COMPANIES                                          78          128          154          255
    DIVIDENDS PAID TO MINORITY INTEREST              (721)        (270)        (721)        (270)
                                                  -------      -------      -------      -------
      SUBTOTAL                                      3,872        4,659        8,096        8,022

CHANGE IN ASSETS AND LIABILITIES THAT
  PROVIDED (USED) CASH:
    TRADE RECEIVABLES                              (4,231)      (6,341)      (2,738)      (3,465)
    UNBILLED RECEIVABLES                           (3,038)       1,153       (3,462)          58
    PREPAID EXPENSES AND OTHER
      CURRENT ASSETS                                 (313)         357       (1,011)         255
    OTHER ASSETS                                       (8)         170          224          156
    ACCOUNTS PAYABLE, ACCRUED AND
      OTHER LIABILITIES                            (2,368)       1,216       (2,733)       1,753
    CUSTOMER BILLINGS IN EXCESS OF
      REVENUES EARNED                               2,779       (1,179)         926         (980)
                                                  -------      -------      -------      -------
    NET CASH (USED IN) PROVIDED BY
      OPERATING ACTIVITIES                         (3,307)          35         (698)       5,799
                                                  -------      -------      -------      -------

CASH FLOW FROM INVESTING ACTIVITIES:
  CAPITAL EXPENDITURES                             (1,793)      (1,475)      (2,952)      (2,134)
  ACQUISITIONS (NET OF CASH ACQUIRED)              (3,892)        (523)      (4,972)      (6,218)
  INVESTMENTS IN AFFILIATED COMPANIES                 (69)         (39)        (251)        (933)
  PURCHASE OF LICENSE AGREEMENT AND
    OTHER INTANGIBLES                                (138)          (3)        (469)         (40)
                                                  -------      -------      -------      -------
 NET CASH USED IN INVESTING ACTIVITIES             (5,892)      (2,040)      (8,644)      (9,325)
                                                  -------      -------      -------      -------

        The accompanying notes are an integral part of these statements.

Supplemental Condensed Quarterly Consolidated Statements Of Cash Flows
(continued)
(UNAUDITED, IN THOUSANDS)

                                                 THREE MONTHS                  SIX MONTHS
                                                 ENDED JUNE 30               ENDED JUNE 30
                                                 -------------               -------------
                                              1997          1996          1997          1996
                                              ----          ----          ----          ----
CASH FLOW FROM FINANCING ACTIVITIES:
  PAYMENTS ON LONG-TERM DEBT                    (202)         (450        (4,364)       (4,181)
  NET PROCEEDS FROM ISSUANCE OF STOCK            294           346           303           572
  BORROWINGS ON LINE OF CREDIT                 5,000          --           9,000         5,000
    NET CASH (USED IN) PROVIDED BY
      FINANCING ACTIVITIES                     5,092          (104)        4,939         1,391

EFFECT OF EXCHANGE RATE CHANGES ON CASH           32            11          (162)           16
                                            --------      --------      --------      --------

CHANGE IN CASH                                (4,075)       (2,098        (4,565)       (2,119)
  CASH AND CASH EQUIVALENTS,
    BEGINNING OF PERIOD                        9,089        10,509         9,579        10,530
                                            --------      --------      --------      --------
CASH AND CASH EQUIVALENTS,
  END OF PERIOD                             $  5,014      $  8,411      $  5,014      $  8,411
                                            ========      ========      ========      ========

        The accompanying notes are an integral part of these statements.

                               NFO WORLDWIDE, INC.

Supplemental Condensed Quarterly Consolidated Statements Of Cash Flows
(continued)
(UNAUDITED, IN THOUSANDS)

                                       THREE MONTHS            SIX MONTHS
                                       ENDED JUNE 30         ENDED JUNE 30
                                       -------------         -------------
                                      1997       1996       1997       1996
                                     ------     ------     ------     ------
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:

CASH PAID DURING THE PERIOD FOR:
  INTEREST                           $  126     $   64     $  204     $  160
  INCOME TAXES                       $2,558     $2,919     $3,118     $3,306
                                     ------     ------     ------     ------

        The accompanying notes are an integral part of these statements.

                               NFO WORLDWIDE, INC.

Supplemental Condensed Quarterly Consolidated Statement Of Stockholders' Equity (UNAUDITED, IN THOUSANDS)

                                                                                               FOREIGN
                                                        ADDITIONAL              ADDITIONAL     CURRENCY
                                             COMMON      PAID-IN     RETAINED    MINIMUM      TRANSLATION
                                  SHARES      STOCK      CAPITAL     EARNINGS    LIABILITY    ADJUSTMENT
                                  ------      -----      -------     --------    ---------    -\---------
BALANCE AT JANUARY 1, 1997,
  AS PREVIOUSLY REPORTED          18,009     $   120     $40,525     $28,163     $  (323)     $  --

ACQUISITION OF MBL,
  ACCOUNTED FOR AS A POOLING
  OF INTERESTS                     2,046          14         137       5,377         384
                                  ------     -------     -------     -------     -------      -------

BALANCE AT JANUARY 1, 1997,
  AS RESTATED                     20,055     $   134     $40,662     $33,540     $  (323)     $   384

COMMON STOCK ISSUED IN
  CONJUNCTION WITH
  ACQUISITION EARNOUTS               198           1       2,678

EXERCISE OF STOCK OPTIONS             56           1         302

TRANSLATION ADJUSTMENT                                                                           (258)

NET INCOME                                                             5,073
                                  ------     -------     -------     -------     -------      -------

BALANCE AT JUNE 30, 1997          20,309     $   136     $43,642     $38,613     $  (323)     $   126
                                 =======     =======     =======     =======     =======      =======

        The accompanying notes are an integral part of these statements.

                               NFO WORLDWIDE, INC.

Notes To Supplemental Condensed Quarterly Consolidated Financial Statements (UNAUDITED)

Note 1. Financial Statements:

The supplemental condensed quarterly consolidated financial statements of NFO Worldwide, Inc. and subsidiaries (the "Company") have been prepared to give retroactive effect to the merger with The MBL Group plc on July 11, 1997, accounted for as a pooling of interests (see Note 2). These financial statements will become the historical condensed quarterly consolidated financial statements of the Company after results of operations for periods subsequent to the date of consummation of the business combination are issued.

These supplemental condensed quarterly consolidated financial statements include the accounts of the Company, including its subsidiaries. All significant intercompany amounts have been eliminated. In the opinion of the Company, the accompanying unaudited supplemental condensed quarterly consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of the Company as of June 30, 1997 and the results of its operations for the three and six month periods ended June 30, 1997 and June 30, 1996, respectively.

The financial statements and related notes in the Company's Audited Supplemental Consolidated Financial Statements for the fiscal year ended December 31, 1996, included elsewhere in the Company's Form 8-K herein, should be read in conjunction with the accompanying supplemental condensed quarterly consolidated financial statements. The information included herein may not be indicative of the results to be expected for a full year.

Note 2. Acquisitions:

On April 1, 1997 the Company issued approximately 2,590,000 shares (adjusted for the 3 for 2 stock split effective October 15, 1997) of NFO common stock to acquire 100% of the stock of Prognostics, a leading provider of survey-based quantitative customer satisfaction research to information technology companies worldwide. The acquisition has been accounted for as a pooling of interests. The accompanying financial statements have been restated to reflect the combined results of NFO and Prognostics for all periods presented.

On July 11, 1997 the Company issued approximately 2,046,000 shares (adjusted for the 3 for 2 stock split effective October 15, 1997) of NFO common stock to acquire 100% of the outstanding stock of The MBL Group Plc, a leading international market research firm. The acquisition of the MBL Group Plc has been accounted for as a pooling of interests. The supplemental condensed quarterly consolidated financial statements give retroactive effect to the merger and, as a result, the financial position, results of operations and changes in financial position are presented as if the combining companies had been consolidated for all periods presented. (As required by generally accepted accounting principles, the supplemental condensed quarterly consolidated financial statements will become the historical financial statements upon issuance of results of operations for the period that includes the date of the merger.)

NFO has also entered into agreements with minority shareholder employees of the various MBL Group operating companies whereby the Company has agreed to repurchase a portion of the minority shares during 1997 and the remainder in three years utilizing a combination of cash and NFO common stock. The acquisitions of the MBL Group operating companies' minority shares will be accounted for as purchases.

                               NFO WORLDWIDE, INC.

Notes To Supplemental Condensed Quarterly Consolidated Financial Statements (continued)
(UNAUDITED)

Separate results of operations for the periods prior to the merger with MBL are as follows:

                                        (UNAUDITED), IN THOUSANDS
                          -----------------------------------------------------
                           SECOND         SECOND       FIRST SIX      FIRST SIX
                          QUARTER        QUARTER        MONTHS         MONTHS
                           1997           1996           1997           1996
                          -------        -------        -------        -------

REVENUES
   NFO                    $35,923        $27,827        $67,892        $53,426
   MBL                     11,102          9,869         21,153         17,760
                          -------        -------        -------        -------

COMBINED                  $47,025        $37,696        $89,045        $71,186
                          =======        =======        =======        =======

NET INCOME
   NFO                    $ 2,534        $ 2,516        $ 4,614        $ 4,205
   MBL                        188            418            459            514
                          -------        -------        -------        -------

COMBINED                  $ 2,722        $ 2,934        $ 5,073        $ 4,719
                          =======        =======        =======        =======

On May 29, 1997, the Company acquired Access Research, Inc. ("Access"). Access is a research based financial services consulting firm specializing in the retirement market. Access is a leading source of quantitative and qualitative research, consulting, and communications services addressing pension sales, operations, and marketing issues, especially in the 401(k) market. The entire purchase price of approximately $4.0 million was paid in cash at closing. The Access acquisition has been accounted for as a purchase and the accompanying financial statements include the results of operations from the effective date of the acquisition. The purchase price allocations are based on preliminary estimates of Fair Market Value and are subject to revision. The results of operations for Access are included in the Financial Statements for one month of the second quarter of 1997 and the pro forma effects are not material to the consolidated results of operations for the Company in 1997 and 1996.

                               NFO WORLDWIDE, INC.

Supplemental Quarterly Management's Discussion And Analysis Of Financial Condition And Results Of Operations

The following information should be read in conjunction with the unaudited supplemental condensed quarterly consolidated financial statements and the notes thereto included herein.

RESULTS OF OPERATIONS
The following table sets forth, for the periods indicated, certain operating statement data for the Company, expressed as a percentage of revenues, and the percentage change in such items compared to amounts for the prior year.

                                                  SUPPLEMENTAL                                 SUPPLEMENTAL
                                         THREE MONTHS ENDED JUNE 30                SIX MONTHS ENDED JUNE 30
                                   ------------------------------------     ------------------------------------
                                       PERCENTAGE OF                            PERCENTAGE OF
                                         REVENUES            PERCENTAGE           REVENUES            PERCENTAGE
                                   ---------------------    CHANGE FROM     ---------------------    CHANGE FROM
                                    1997          1996       PRIOR YEAR      1997          1996       PRIOR YEAR
                                   -------       -------      -------       -------       -------      -------
REVENUES                             100.0%        100.0%        24.7%        100.0%        100.0%        25.1%
  COST OF REVENUES                    44.7          41.4         34.8          45.0          42.4         33.0
  SELLING, GENERAL AND
    ADMINISTRATIVE EXPENSES           40.1          38.5         29.8          40.0          40.0         25.0
  DEPRECIATION EXPENSE                 1.4           1.5         22.8           1.5           1.6         18.0
  AMORTIZATION EXPENSE                 1.5           2.1         (7.8)          1.7           2.2         (6.1)
                                   -------       -------      -------       -------       -------      -------

OPERATING INCOME                      12.2          16.5         (7.8)         11.8          13.8          6.8
  INTEREST EXPENSE, NET                0.1           0.0        425.0           0.1           0.0        166.7
  OTHER EXPENSE (INCOME)              (0.2)          0.0      1,925.0          (0.1)          0.0        650.0
  EQUITY INTEREST IN NET LOSS
    OF AFFILIATED COMPANIES            0.2           0.3        (39.1)          0.2           0.4        (39.6)
                                   -------       -------      -------       -------       -------      -------

INCOME BEFORE INCOME TAXES AND
    MINORITY INTEREST                 12.1          16.2         (6.7)         11.6          13.4          8.4
  PROVISION FOR INCOME TAXES           5.5           7.0         (2.2)          5.0           5.9          6.7
                                   -------       -------      -------       -------       -------      -------
NET INCOME BEFORE MINORITY
  INTEREST                             6.6           9.2        (10.1)          6.6           7.5          9.7
MINORITY INTEREST                      0.8           1.4        (26.1)          0.9           0.9         26.1
                                   -------       -------      -------       -------       -------      -------

NET INCOME                             5.8%          7.8%        (7.2)%         5.7%          6.6%         7.5%
                                   =======       =======      =======       =======       =======      =======

                               NFO WORLDWIDE, INC.

Supplemental Quarterly Management's Discussion And Analysis Of Financial Condition And Results Of Operations (continued)

OPERATIONS

Effective April 1, 1997, the Company acquired Prognostics and on July 11, 1997, the Company acquired MBL. Both transactions were accounted for as pooling of interests. Accordingly, all of the accompanying financial information has been restated to include the combined financial results of NFO, Prognostics and MBL for all periods presented.

The Company's revenues for the three months ended June 30, 1997 increased 25% to $47.0 million from $37.7 million for the same period last year. Revenues in the second quarter increased $9.3 million over the same period last year, led by strong performance in the Company's domestic financial services, healthcare and packaged goods and foods business units where revenues grew by over 20% in each sector. Additionally, the Company's international business sectors grew at a double-digit rate compared to the same period last year. For the six months ended June 30, 1997, revenues increased 25% to $89.0 million from $71.2 million in the same period last year, with these same sectors as well as the Company's hi-tech/telecommunications business unit all growing at double digit rates for the six month period. The SPECTREM Group, acquired in August 1996, and Access Research, acquired in May 1997, contributed $1.6 million to the quarter's increase in revenues, and $3.0 million to the six month increase.

Cost of revenues increased 35% in the second quarter to $21.0 million from $15.6 million a year ago. This increase is primarily due to overall increased business volume, the first time inclusion of Spectrem and Access Research ($.8 million), the Company's interactive initiatives, a slight shift in product mix and inflationary increases. For the six months ended June 30, 1997 cost of revenues increased 33% to $40.1 million from $30.2 million last year, primarily due to overall increased business volume, the late 1996 and 1997 acquisitions ($1.5 million) and the Company's interactive initiatives.

Selling, general and administrative expenses increased 30% in the second quarter to $18.9 million from $14.5 million in the same period last year. The major factors for the increase were: transaction costs associated with the acquisition of Prognostics ($.4 million), the inclusion of Spectrem and Access Research ($.7 million), increased costs due to increased business activity and headcount, especially in the Company's pharmaceutical/HealthMed business units ($.8 million), the expenses relating to the Company's interactive initiatives ($.4 million) and inflationary increases. For the six month period ended June 30, 1997 selling, general and administrative expenses increased 25% to $35.6 million from $28.5 million last year. The primary reasons for the increase were the inclusion of the new acquisitions ($1.3 million), transaction costs associated with the acquisition of Prognostics ($.4 million), increased staffing caused by increased business activity, the costs associated with the Company's new office in China, the development of on-line interactive research activities, and inflationary increases.

As a result of the items above operating income for the quarter ended June 30, 1997 decreased 8% to $5.7 million from $6.2 million, and for the first six months of 1997 increased 7% to $10.5 million from $9.8 million, compared to the same periods a year ago. Excluding the transaction expenses associated with the acquisition of Prognostics and a temporary shift in the timing of work flow in the Company's Hong Kong operations ($.5 million), operating income increased 9% and 16% for the three- and six-month periods ended June 30, 1997, respectively, compared to the prior year.

Net operating losses associated with NFO's European joint venture activities equaled $.1 million for the quarter and $.2 million for the six month period, $.1 million below the year ago level.

The Company's effective tax rate for the quarter ended June 30, 1997 was 45.2% compared to 43.1% for the same period last year. The increase in the quarter's effective tax rate was primarily the result of the non-deductibility of the transaction costs related to the Prognostics acquisition partially offset by lower state and local income taxes attributed to several tax savings strategies implemented in late 1996. For the six month period ended June 30, 1997 the effective tax rate was 43.2% compared to 43.9% in the same period last year. The decrease was primarily the result of the 1996 tax savings strategies partially offset by the nondeductible transaction costs related to the Prognostics acquisition.

                               NFO WORLDWIDE, INC.

Supplemental Quarterly Management's Discussion And Analysis Of Financial Condition And Results Of Operations (continued)

Net income for the second quarter of 1997 decreased 7% to $2.7 million. Primary earnings per share, including the $.02 per share relating to transaction costs associated with the acquisition of Prognostics, were $.13, down $.01 from the same period last year, but up $.01 or 7% ahead of the prior year when this charge is excluded. Net income for the six months ended June 30, 1997 increased 8% to $5.1 million from $4.7 million a year ago. Net income, excluding the $.4 million charge for the transaction costs of Prognostics, increased 17% over the same six month period a year ago. Primary earnings per share for the six month period, including the $.02 charge for the acquisition, were $.25 compared to $.23 for the same period last year. Excluding the $.02 charge, primary earnings per share were $.27, a 17% increase compared to the first six months of 1996.

LIQUIDITY AND  CAPITAL RESOURCES

Working capital as of June 30, 1997 was $28.3 million compared to $19.7 million at December 31, 1996. The increase in working capital resulted primarily from the results of operations for the six months ended June 30, 1997 and payments in cash (financed by long term debt) and stock of previously accrued acquisition related liabilities. Offsetting these increases were capital expenditures ($3.0 million) and investments in European Joint Ventures ($.3 million).

As of June 30, 1997 the Company had $9.0 million outstanding on its $45.0 million credit facility with three major U.S. banks.

Capital expenditures for the quarter ended June 30, 1997 were $1.8 million compared to $1.5 million for the same period last year. For the six months ended June 30, 1997 capital expenditures were $3.0 million compared to $2.1 million a year ago. Capital expenditures for 1997 are anticipated to be approximately $10 million including approximately $4 million due to planned expansion of the Company's operations capacity.

The Company has reviewed the changes to its systems required to be made to convert to the year 2000 and believes these changes will not have a material effect on the Company's cash requirements in the next several years.

The Company anticipates that existing cash, together with internally generated funds and its credit and stock availabilities will provide the Company with the resources that are needed to satisfy potential acquisitions, capital expenditures and the Company's growing working capital requirements. The timing and magnitude of future acquisitions will be the single most important factor in determining the Company's long term capital needs.

FUTURE REQUIRED ACCOUNTING CHANGES

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS No. 128). This statement introduces new methods for calculating earnings per share. The adoption of this standard will not impact results from operations, financial condition, or long-term liquidity, but will require the Company to restate earnings per share reported in prior periods to conform with this statement. The Company is required to adopt the new standard for periods ending after December 15, 1997. The Company believes that the adoption of this standard will result in higher earnings per share when comparing the current primary and fully diluted earnings per share calculations to the calculations of basic and diluted earnings per share required by SFAS No. 128.

                               NFO WORLDWIDE, INC.

Supplemental Quarterly Management's Discussion And Analysis Of Financial Condition And Results Of Operations (continued)

On June 30, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS No.
130). This statement establishes standards for reporting and display of comprehensive income and its components in financial statements. The adoption of this standard will not impact results from operations, financial condition, or long-term liquidity, but will require the Company to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately in the equity section of the balance sheet. The Company is required to adopt the new standard for periods beginning after December 15, 1997.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        NFO WORLDWIDE, INC.
                                        -------------------
                                           (Registrant)

Dated: October 22, 1997                 /s/ Patrick G. Healy
                                        --------------------
                                        Patrick G. Healy,
                                         Executive Vice President
                                         and Chief Financial Officer
                                         (Authorized Officer of
                                         Registrant and
                                         Principal Financial Officer)